EXHIBIT 21.1

TravelCenters of America LLC

Consolidated Subsidiaries

As of December 31, 2013

Name of Subsidiary	Jurisdiction of Organization

TravelCenters of America Holding Company LLC	Delaware
TA Leasing LLC	Delaware
TA Operating LLC (doing business as TravelCenters of America and as Petro Stopping Centers)	Delaware
TA Franchise Systems LLC	Delaware
Petro Franchise Systems LLC	Delaware
TA Operating Texas LLC	Texas
TA Operating Nevada LLC	Nevada
TA Operating Montana LLC	Montana
3073000 Nova Scotia Company	Nova Scotia, Canada
TravelCentres Canada, Inc.	Ontario, Canada
TravelCentres Canada Limited Partnership	Ontario, Canada
Girkin Development, LLC (1)	Kentucky

(1)  Effective May 1, 2014, Girkin Development, LLC was merged into TA Operating LLC.